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                                                                   Exhibit 8.1

                                [Letterhead of
                        Cadwalader, Wickersham & Taft]

                             _______________, 2000




Watson Wyatt & Company Holdings
6707 Democracy Boulevard, Suite 800
Bethesda, MD  20817

Re:   MERGER OF WW MERGER SUBSIDIARY, INC. WITH AND INTO WATSON WYATT & COMPANY

Ladies and Gentlemen:

                  You have asked us for our opinion regarding certain U.S. federal income tax matters in connection with the merger (the "Merger") of WW Merger Subsidiary, Inc., a Delaware corporation ("Merger Sub"), which is a direct, wholly owned subsidiary of Watson Wyatt & Company Holdings, a Delaware corporation ("Holdings"), with and into Watson Wyatt & Company, a Delaware corporation ("WW & Co."), to be accomplished pursuant to an Agreement and Plan of Merger by and among Merger Sub, Holdings, and WW & Co., dated _________, 2000 (the "Merger Agreement").

                  In arriving at the opinions expressed below, we have examined and relied upon (i) the Merger Agreement, (ii) the Registration Statement on Form S-4, as filed by Holdings with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act") (the "Registration Statement"), (iii) documents delivered in connection with the transactions contemplated by the Merger Agreement including, without limitation, the representation letters made by an authorized officer of WW & Co. and Holdings, dated as of the date hereof and addressed to us (the "Representation Letters"), and (iv) all such documents, instruments and other certificates as we have deemed appropriate as a basis for the opinions expressed below (collectively with all documents referred to in this sentence, the "Transaction Documents").

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                  In rendering the opinions set forth below, we have relied upon all statements, facts and representations in the Transaction Documents, and assumed that all such documents are complete and authentic and have been duly authorized, executed and delivered. We have further assumed that all statements, facts and representations made in such documents are true (without regard to any qualifications stated therein and without undertaking to verify such statements, facts and representations by independent investigation), that the respective parties thereto and all parties referred to therein will act in all respects at all relevant times in conformity with the requirements and provisions of such documents, that none of the terms and conditions contained therein has been or will be waived or modified in any respect, and that the Merger will be consummated in a manner contemplated by, and in accordance with, the terms of the Merger Agreement and the Registration Statement. We have made such other investigations of fact and law as we have deemed appropriate as a basis for the opinions expressed below.

                  The following opinions are based upon the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury regulations, and rulings and decisions thereunder, each as in effect on the date hereof, and may be affected by amendments to the Code or to Treasury regulations thereunder or by subsequent judicial or administrative interpretation thereof, any of which may have retroactive effect. We express no opinions other than as to the federal income tax law of the United States of America. This opinion letter does not address the various state, local, or foreign tax consequences that may result from the transactions contemplated by the Merger Agreement.

                  On the basis of and subject to the foregoing, it is our opinion, as of the date hereof and under existing law, that:

                  1. the consummation of the Merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section
                           368(a) of the Code,

                  2. WW & Co., Holdings, and Merger Sub will each be a party to the reorganization within the meaning of
                           Section 368(b) of the Code,

                  3. subject to the qualifications set forth therein, the statements of law and conclusions of law set forth in the Registration Statement under the heading "U.S. Federal Income Tax Consequences of Merger Transaction To Stockholders," constitute a fair summary of the material U.S. federal income tax consequences of the Merger.

                  The statements in the Registration Statement under the heading "U.S. Federal Income Tax Consequences of Merger Transaction to Stockholders," summarizing the material U.S. federal income tax consequences of the Merger, may not be applicable to WW & Co. stockholders who receive stock in Holdings pursuant to the exercise of employee stock options, or that are not citizens or residents of the United States for federal income tax purposes.

                  We hereby consent to the filing of this opinion letter with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the


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heading "U.S. Federal Income Tax Consequences of Merger Transaction To
Stockholders" in the Registration Proxy Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the General Rules and Regulations of the Commission.

                  This opinion letter is furnished to you for your benefit in connection with the preparation of the Registration Statement and is not to be used, circulated, quoted or otherwise referred to for any other purpose.

                  We expressly disclaim any obligation or undertaking to update or modify this opinion letter as a consequence of any future changes in applicable laws or Treasury regulations or the facts bearing upon this opinion letter, any of which could affect our conclusions.

Very truly yours,

CADWALADER, WICKERSHAM & TAFT